Exhibit 99.1

Alico, Inc. Announces Financial Results for the First Quarter Ended December 31, 2023

Fort Myers, FL, February 7, 2024 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the first fiscal quarter ended December 31, 2023, the highlights of which are as follows:

•The Company reports net income attributable to Alico, Inc. common stockholders of $42.9 million and EBITDA of $63.8 million for the fiscal quarter. After adjusting for certain items, the Company reports Adjusted EBITDA of $(2.3) million for the quarter ended December 31, 2023.
•On December 21, 2023, the Company closed on the sale of 17,229 acres of the Alico Ranch to the State of Florida for $77.6 million in gross proceeds.
•The Company repaid all outstanding borrowings on its working capital line of credit, as well as $19.1 million outstanding on its Met Life Variable-Rate Terms loans, both of which incurred interest in excess of 7.00% per annum.
•The Company had lower than anticipated box production for the Early and Mid-Season Harvest, due to the impacts from Hurricane Ian, which resulted in an inventory write-down of $10.8 million.
•The Company maintains a strong balance sheet with a working capital ratio of 2.52 to 1.00, and has maintained its debt ratio at 0.19 to 1.00 for the fiscal quarter, as compared to 0.30 to 1.00 for the comparable prior year fiscal quarter.

Results of Operations

For the first fiscal quarter ended December 31, 2023, the Company reported net income attributable to Alico common stockholders of $42.9 million, compared to a net loss attributable to Alico common stockholders of $3.2 million for the first fiscal quarter ended December 31, 2022, driven by the sale of the remaining 17,229 acres of the Alico Ranch on December 21, 2023, for $77.6 million in gross proceeds. For the fiscal quarter ended December 31, 2023, the Company had earnings of $5.64 per diluted common share, compared to a loss of $0.41 per diluted common share for the fiscal quarter ended December 31, 2022.

Total operating expenses were $28.2 million and $14.4 million for the fiscal first quarters ended December 31, 2023 and 2022, respectively. The increase in operating expenses primarily relates to the $10.8 million adjustment to reduce the Company's inventory to its net realizable value, as a result of significantly lower than anticipated box production from our Early and Mid-Season crop, due to the on-going effects of Hurricane Ian; as well as increased harvest and haul costs driven by the Company's increased box production and approximately $1.3 million received in the quarter ended December 31, 2022, which was the last installment of the Florida citrus block grant program for the 2017 storm, Hurricane Irma.

When both periods are adjusted for certain items, including gains on sale of real estate, federal relief proceeds from the 2017 Hurricane Irma, a net realizable value adjustment, and stock-based compensation expense, the Company had Adjusted EBITDA for the fiscal quarters ended December 31, 2023 and 2022 of $(2.3) million and $(3.4) million, respectively.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended December 31,
	2023	2022	Change
Net income (loss) attributable to Alico, Inc. common stockholders	$42,945	$(3,150)	NM
Earnings (loss) per diluted common share	$5.64	$(0.41)	NM
EBITDA (1)	$63,811	$865	NM
Adjusted EBITDA (1)	$(2,312)	$(3,441)	32.8%
Net cash used in operating activities	$(13,169)	$(9,665)	(36.3)%
(1) “EBITDA” and “Adjusted EBITDA” are non-GAAP financial measures. See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures, including reconciliations of the Non-GAAP Financial Measures to their most directly comparable GAAP measures.
NM = Not meaningful

These quarterly financial results also reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's gross profit and cash flows from operating activities are typically recognized in those quarters and the Company’s working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

Alico Citrus Division Results
Citrus production for the three months ended December 31, 2023 and 2022 is summarized in the following table.

(in thousands, except per box and per pound solids data)
	Three Months Ended December 31,		Change
	2023	2022	Unit	%
Boxes Harvested:
Early and Mid-Season	1,047	805	242	30.1%
Total Processed	1,047	805	242	30.1%
Fresh Fruit	31	36	(5)	(13.9)%
Total	1,078	841	237	28.2%
Pound Solids Produced:
Early and Mid-Season	4,666	3,737	929	24.9%
Total	4,666	3,737	929	24.9%
Pound Solids per Box:
Early and Mid-Season	4.46	4.64	(0.18)	(4.0)%
Price per Pound Solids:
Early and Mid-Season	$2.66	$2.57	$0.09	3.4%

The increase in revenue for the three months ended December 31, 2023, as compared to the three months ended December 31, 2022, was primarily due to a 24.9% increase in pound solids, driven by a 30.1% increase in processed box production, as we began to recover from the effects of Hurricane Ian. Our fruit production for the three months ended December 31, 2022 was adversely impacted by the fruit drop caused as a result of the impact of Hurricane Ian in September 2022. Although Hurricane Ian initially impacted the fiscal year 2023 harvest, we expect it may take another season, or more, for the groves to recover to pre-hurricane production levels.
In addition, there was an increase in the price per pound solid of 3.4%, for the three months ended December 31, 2023, compared to the same period in the prior year, as a result of more favorable pricing in one of our contracts with Tropicana.
Land Management and Other Operations Division Results
Land Management and Other Operations includes lease income from grazing rights leases, hunting leases, a farm lease, a lease to a third party of an aggregate mine, leases of oil extraction rights to third parties, and other miscellaneous income.
The increase in revenues from Land Management and Other Operations for the three months ended December 31, 2023, as compared to the three months ended December 31, 2022, was primarily due to the signing of new farming leases.
The increase in operating expenses from Land Management and Other Operations for the three months ended December 31, 2023, as compared to the three months ended December 31, 2022, is primarily due to an increase in property taxes.

Management Comment
John Kiernan, President and Chief Executive Officer, commented:
As previously announced, on September 18, 2023, Alico signed a contract with the State of Florida to sell the remaining 17,229 acres of the Alico Ranch, and on December 21, 2023, we closed on the sale for $77.6 million in gross proceeds. A portion of the proceeds from this sale were used to repay the outstanding balance on our working capital line of credit and $19.1 million of Met Life Variable-Rate Term Loans, plus accrued interest. The remainder we retained in cash.
Results from our Early and Mid-Season harvest this season were disappointing, resulting in an inventory write-down of $10.8 million in the first quarter of fiscal year 2024. We believe that the Early and Mid-Season box production was affected by the continued impacts of Hurricane Ian. We are cautiously optimistic that our Valencia crop, which we will begin harvesting soon, will show a stronger rate of recovery. That harvest is expected to begin in another week or so.
In January 2024, the Company received funding from the Citrus Research and Field Trial Foundation to support our use of Oxytetracycline to combat the effect of “greening” in the citrus trees. Last year beginning in January 2023 over 35% of our producing trees were treated with an OTC trunk injection, with the expectation that it would improve fruit quality and decrease the rate of fruit drop. We expect that the full extent of the benefits of these prior year OTC treatments will not be measurable until the full 2023-24 harvest is completed.
Also last month, we published our 2023 Annual Sustainability Report, highlighting our approach to sustainability and progress with our environmental, social, and governance priorities.
We believe that our balance sheet remains one of our greatest strengths as we continue to operate in a challenging citrus industry. Because of the sale of the remaining acreage of Alico Ranch we have been able to reduce our total debt by $44 million and our net debt by almost $62 million, representing a decrease of 34% in our total debt and a decrease of 48% in our net debt, in each case, from September 30, 2023 to December 31, 2023. Even more importantly, we have the full $95 million available of undrawn credit, which is comprised of approximately $70 million on our working capital line of credit which matures in November 2025 as well as $25 million of undrawn credit on the revolving line of credit, which matures in November 2029. We believe that these credit facilities provide Alico with ample liquidity while the Company continues to recover from the impact of recent weather events.
Other Corporate Financial Information
General and administrative expense for the three months ended December 31, 2023 was $3.3 million, compared to $2.5 million for the three months ended December 31, 2022. The increase was primarily due to an increase in salaries and wages of $0.6 million and consulting fees principally related to real estate entitlement activities of $0.3 million.

Other income (expense), net for the three months ended December 31, 2023 and 2022, was $75.5 million and $2.0 million, respectively. The increase is primarily due to the sale of 17,229 acres of the Alico Ranch to the State of Florida.
Dividend
On January 12, 2024, the Company paid a first quarter cash dividend of $0.05 per share on its outstanding common stock to stockholders of record as of December 29, 2023.
Balance Sheet and Liquidity
The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:
•The Company’s working capital was $43.3 million at December 31, 2023, representing a 2.52 to 1:00 ratio.
•The Company maintains a solid debt ratio. At December 31, 2023 and 2022, the ratios were 0.19 to 1.00 and 0.30 to 1.00, respectively.
•Total debt was $84.7 million and net debt was $66.1 million at December 31, 2023, compared to $128.7 million and $127.6 million at September 30, 2023.
•Available borrowings under the Company’s lines of credit were $95 million at December 31, 2023.

About Alico
Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Land Management and Other Operations, which includes land leasing and related support operations. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements regarding our expectations regarding market prices and the results of our 2023-24 harvest, the impact of Hurricane Ian on our results, expectations regarding our Valencia crop, the impact of the OTC injections, expectations regarding our liquidity, business strategy, plans and objectives of management for future operations or any other statements relating to our future activities or other future events or conditions. These statements are based on our current expectations, estimates and projections about our business based, in part, on assumptions made by our management and can be identified by terms such as “will,” “should,” “expects,” “plans,” ,”hopes,” “anticipates,” “could,” “intends,” “targets,” “projects,” “contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions.
These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including, but not limited to: adverse weather conditions, natural disasters and other natural conditions, including the effects of climate change and hurricanes and tropical storms, particularly because our citrus groves are geographically concentrated in Florida; damage and loss from disease including, but not limited to, citrus greening and citrus canker; any adverse event affecting our citrus business; our ability to effectively perform grove management services, or to effectively manage an expanded portfolio of groves; our dependency on our relationship with Tropicana and Tropicana’s relationship with certain third parties for a significant portion of our business; our ability to execute our strategic growth initiatives and whether they adequately address the challenges or opportunities we face; product contamination and product liability claims; water use regulations restricting our access to water.; changes in immigration laws; harm to our reputation; tax risks associated a Section 1031 Exchange; risks associated with the undertaking of one or more significant corporate transactions; the seasonality of our citrus business; fluctuations in our earnings due to market supply and prices and demand for our products; climate change, or legal, regulatory, or market measures to address climate change; ESG issues, including those related to climate change and sustainability; increases in labor, personnel and benefits costs; increases in commodity or raw product costs, such as fuel and chemical costs; transportation risks; any change or the classification or valuation methods employed by county property appraisers related to our real estate taxes; liability for the use of fertilizers, pesticides, herbicides and other potentially hazardous substances; compliance with applicable environmental laws; loss of key employees; material weaknesses and other control deficiencies relating to our internal control over financial reporting ; macroeconomic conditions, such as rising inflation, the deadly conflicts in Ukraine and Israel, and the COVID-19 pandemic; system security risks, data protection breaches, cyber-attacks and systems integration issues; our indebtedness and ability to generate sufficient cash flow to service our debt obligations; higher interest expenses as a result of variable rates of interest for our debt; our ability to continue to pay cash dividends; and the other factors described under the sections "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2023, and in our Quarterly Reports on Form 10-Q, to be filed with the SEC. Except as required by law, we do not undertake an obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
This press release also contains financial projections that are necessarily based upon a variety of estimates and assumptions which may not be realized and are inherently subject, in addition to the risks identified in the forward-looking statement disclaimer, to business, economic, competitive, industry, regulatory, market and financial uncertainties, many of which are beyond the Company’s control. There can be no assurance that the assumptions made in preparing the financial projections will prove accurate. Accordingly, actual results may differ materially from the financial projections.
Investor Contact:
Investor Relations
(239) 226-2060
InvestorRelations@alicoinc.com
Brad Heine
Chief Financial Officer
(239) 226-2000
bheine@alicoinc.com

ALICO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	December 31, 2023	September 30, 2023
	(Unaudited)
ASSETS
Current assets:
Cash	$18,632	$1,062
Accounts receivable, net	7,886	712
Inventories	41,804	52,481
Income tax receivable	—	1,200
Assets held for sale	69	1,632
Prepaid expenses and other current assets	3,426	1,718
Total current assets	71,817	58,805
Restricted cash	2,630	2,630
Property and equipment, net	361,603	361,849
Goodwill	2,246	2,246
Other non-current assets	2,913	2,823
Total assets	$441,209	$428,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,041	$6,311
Accrued liabilities	3,633	5,363
Current portion of long-term debt	1,410	2,566
Income tax payable	15,552	—
Other current liabilities	904	825
Total current liabilities	28,540	15,065
Long-term debt, net	83,299	101,410
Lines of credit	—	24,722
Deferred income tax liabilities, net	36,410	36,410
Other liabilities	334	369
Total liabilities	148,583	177,976
Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,616,081 and 7,610,551 shares outstanding at December 31, 2023 and September 30, 2023, respectively	8,416	8,416
Additional paid in capital	20,064	20,045
Treasury stock, at cost, 800,064 and 806,341 shares held at December 31, 2023 and September 30, 2023, respectively	(27,099)	(27,274)
Retained earnings	286,368	243,804
Total Alico stockholders' equity	287,749	244,991
Noncontrolling interest	4,877	5,386
Total stockholders' equity	292,626	250,377
Total liabilities and stockholders' equity	$441,209	$428,353

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,
	2023	2022
Operating revenues:
Alico Citrus	$13,592	$10,268
Land Management and Other Operations	393	320
Total operating revenues	13,985	10,588
Operating expenses:
Alico Citrus	28,107	14,295
Land Management and Other Operations	133	94
Total operating expenses	28,240	14,389
Gross profit	(14,255)	(3,801)
General and administrative expenses	3,272	2,509
Loss from operations	(17,527)	(6,310)
Other income (expense), net:
Interest income	95	—
Interest expense	(1,605)	(1,148)
Gain on sale of real estate, property and equipment and assets held for sale	77,025	3,189
Total other income (expense), net	75,515	2,041
Income (loss) before income taxes	57,988	(4,269)
Income tax provision (benefit)	15,552	(1,083)
Net income (loss)	42,436	(3,186)
Net loss attributable to noncontrolling interests	509	36
Net income (loss) attributable to Alico, Inc. common stockholders	$42,945	$(3,150)
Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$5.64	$(0.41)
Diluted	$5.64	$(0.41)
Weighted-average number of common shares outstanding:
Basic	7,616	7,593
Diluted	7,616	7,593

Cash dividends declared per common share	$0.05	$0.05

ALICO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended December 31,
	2023	2022
Net cash used in operating activities:
Net income (loss)	$42,436	$(3,186)
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation, depletion and amortization	3,804	3,950
Amortization of debt issue costs	120	36
Gain on sale of real estate, property and equipment and assets held for sale	(77,025)	(3,189)
Loss on disposal of long-lived assets	225	1,915
Inventory net realizable value adjustment	10,846	—
Stock-based compensation expense	194	305
Other	36	8
Changes in operating assets and liabilities:
Accounts receivable	(7,174)	(4,045)
Inventories	(169)	(1,316)
Prepaid expenses	(1,708)	(122)
Income tax receivable	1,200	(1,083)
Other assets	2	108
Accounts payable and accrued liabilities	(1,320)	(2,822)
Income taxes payable	15,552	—
Other liabilities	(188)	(224)
Net cash used in operating activities	(13,169)	(9,665)

Cash flows from investing activities:
Purchases of property and equipment	(3,490)	(3,453)
Acquisition of citrus groves	—	(29)
Net proceeds from sale of real estate, property and equipment and assets held for sale	79,090	3,287
Change in deposits on purchase of citrus trees	(375)	(301)
Net cash provided by (used in) investing activities	75,225	(496)

Cash flows from financing activities:
Repayments on revolving lines of credit	(44,032)	(8,902)
Borrowings on revolving lines of credit	19,310	23,019
Principal payments on term loans	(19,383)	(759)
Dividends paid	(381)	(3,793)
Net cash (used in) provided by financing activities	(44,486)	9,565

Net increase (decrease) in cash and restricted cash	17,570	(596)
Cash and restricted cash at beginning of the period	3,692	865

Cash and restricted cash at end of the period	$21,262	$269

Non-cash investing activities:
Assets received in exchange for services	$298	$—
Trees delivered in exchange for prior services	$176	$—

Non-GAAP Financial Measures
In addition to the GAAP financial measures, Alico utilizes the EBITDA, Adjusted EBITDA, and Net Debt which are non-GAAP financial measures within the meaning of Regulation G and Item 10(e) of Regulation S-K, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA, and Net Debt are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation, depletion and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Net Debt is defined as Current portion of long-term debt, Long-term debt, net and Lines of credit, less cash.
EBITDA and Adjusted EBITDA

(in thousands)
	Three Months Ended December 31,
	2023	2022
Net income (loss) attributable to Alico, Inc. common stockholders	$42,945	$(3,150)
Interest expense, net	1,510	1,148
Income tax provision (benefit)	15,552	(1,083)
Depreciation, depletion, and amortization	3,804	3,950
EBITDA	63,811	865
Non-GAAP Adjustments:
Inventory net realizable value adjustment	10,846	—
Employee stock compensation expense (1)	56	149
Federal relief - Hurricane Irma	—	(1,266)
Gain on sale of real estate, property and equipment and assets held for sale	(77,025)	(3,189)
Adjusted EBITDA	$(2,312)	$(3,441)

(1) Includes stock compensation expense for current executives, senior management and other employees.

Net Debt

(in thousands)
	December 31, 2023	September 30, 2023
Current portion of long-term debt	$1,410	$2,566
Long-term debt, net	83,299	101,410
Lines of credit	—	24,722
Total Debt	84,709	128,698
Less: Cash	(18,632)	(1,062)
Net Debt	$66,077	$127,636

Source: Alico, Inc.